UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2021

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800 Newport Beach, CA	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CLNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

TotalEnergies Marketing Services (“TEMS”), a wholly owned subsidiary of TotalEnergies S.E. (“TotalEnergies”), has decided to replace Thomas Maurisse, one of its director designees, with Mr. Laurent Wolffsheim, as described below. As such, on September 29, 2021, Mr. Maurisse resigned from the board of directors (“Board”) of Clean Energy Fuels Corp. (the “Company”), effective immediately.

Appointment of New Director and Observer to the Audit Committee

On September 29, 2021, the Board filled the vacancy created by Mr. Thomas Maurisse’s resignation by appointing Mr. Laurent Wolffsheim as a director of the Company, effective immediately. Mr. Wolffsheim will not serve as a member of any committee of the Board. Also on September 29, 2021, the Board appointed Ms. Anne de Peyrelongue as an observer of the audit committee of the Board on behalf of TEMS. Ms. de Peyrelongue replaces Mr. Henri Max Ndong-Nzue, who will no longer function in that role.

Mr. Wolffsheim has been appointed as a director of the Company pursuant to and in accordance with the director designation rights granted to TEMS in that certain Stock Purchase Agreement between the Company and TEMS, dated May 9, 2018, under which, among other things, TEMS purchased 25% of the outstanding shares of the Company’s common stock, which represents the largest ownership position among shareholders of the Company. Such share purchase and the other transactions and relationships related thereto are described in further detail in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on May 10, 2018, and in the Company’s Current Report on Form 8-K, filed with the SEC on June 13, 2018, and the agreements related to such transactions are filed or incorporated by reference as exhibits to such reports. All such descriptions and agreements are incorporated herein by reference.

Mr. Wolffsheim, 50, has served as Senior Vice President, Strategy Growth & People within the Gas Renewables and Power division of TotalEnergies since January 2021. Before that, Mr. Wolffsheim served as Managing Director of Total Exploration & Production Qatar from 2017 to 2020; Vice President Budget & Financial Control for the Total group from 2013 to 2017; Strategic Planning Manager within the Refining & Chemicals division of Total from 2012 to 2013; Special Projects Manager at Total Refining & Marketing from 2010 to 2011; and Managing Director of Total Polska Sp. z o.o. from 2007 to 2010. Prior to those positions, Mr. Wolffsheim held various other positions within the Total group, where he has been employed since 1995. In February, 2021, Mr. Wolffsheim was appointed to serve on the Board of Directors of SunPower Corporation, a company listed on The Nasdaq Stock Exchange. Mr. Wolffsheim holds a degree in engineering from École Centrale de Lyon and a degree in business administration from École Supérieure des Sciences Économiques et Commerciales.

Mr. Wolffsheim has voluntarily waived his right to receive compensation for his services as a director of the Company. As a result, the Company will not compensate Mr. Wolffsheim pursuant to the Company’s compensation arrangements for its other non-employee directors, but rather will only reimburse Mr. Wolffsheim for his reasonable out-of-pocket expenses.

The Company has entered into an indemnification agreement with Mr. Wolffsheim in the same form as the indemnification agreements the Company has entered into with its other directors, which form has been filed or incorporated by reference as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the SEC on March 27, 2007. In general, the indemnification agreement provides for, among other things, indemnification of each such person by the Company to the fullest extent authorized or permitted by law, subject to certain limited exceptions.

Except as set forth above, there are no arrangements or understandings between Mr. Wolffsheim and any other person pursuant to which Mr. Wolffsheim was selected as a director of the Company, there are no family relationships between Mr. Wolffsheim and any of the Company’s other directors or executive officers, and Mr. Wolffsheim is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2021	CLEAN ENERGY FUELS CORP.

	By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

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